Exhibit  99.1

For Release:              Immediately

Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

THIRD QUARTER RESULTS

Calhoun, Georgia, October 19, 2005 - Mohawk Industries, Inc. (NYSE:MHK) today announced net sales for the third quarter of 2005 increased 11% to $1,697,634,000 from $1,529,651,000 for the third quarter of 2004.  Diluted earnings per share (EPS) and net earnings for the third quarter of 2005 were $1.61 (4% below last year) and $108,652,000 (4% below last year), respectively.  This compares to EPS and net earnings of $1.67 and $112,687,000, respectively, for the third quarter of 2004.  The third quarter results were impacted by higher raw material costs, increasing energy costs and additional ceramic tile introductions that were shifted from the second to the third quarter partially offset by higher sales volume.  The sales increase was due to higher sales volume in both the Mohawk and Dal-Tile segments as well as price increases.  In the third quarter of 2005, the Mohawk segment net sales of $1,248,216,000 increased 11% from $1,129,422,000 and the Dal-Tile segment net sales of $449,418,000 grew 12% from $400,229,000.  The growth in both segments resulted from unit growth and price increases.

EPS for the first nine months of 2005 was $4.03 (2% above last year) and net earnings were $272,483,000 (2% above last year) compared to $3.94 EPS and $266,152,000 in net earnings for the first nine months of 2004.  This increase in EPS and earnings is attributable to sales growth, partially offset by higher raw material and energy costs.  Net sales for the first nine months of 2005 were $4,815,548,000, representing a 9% increase from 2004 sales of $4,405,273,000.  The sales increase resulted from volume growth and price increases.

In commenting on the third quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated, "The effect of both Hurricanes Katrina and Rita has reduced our results in the third quarter as we previously reported.  As our raw material supply chain has begun to bring production capacity back on line, we are seeing cost increases and some supply disruptions.  Additionally, natural gas, diesel fuel, and gasoline prices have substantially increased in the quarter.  As disclosed earlier, Mohawk implemented carpet price increases of between 5% to 8% in early October and also increased hard surface prices.  In addition, Mohawk announced another carpet price increase of similar size to be implemented in mid-November to offset the continuing cost increases.

"The petrochemical industry on the Gulf Coast continues to struggle with the aftermath of the storms.  We expect to see continued high costs and some supply limitations until these issues are resolved.  Given the present conditions, we believe we will be able to maintain reasonable service levels as we manage the business with lower inventory.  Although it is difficult for both Mohawk and our customers to adapt to these rapidly increasing costs, I believe we both will be successful in passing these to the end consumer.  The industry will benefit as the Gulf Coast is being rebuilt over the next few years.

"The Mohawk segment grew 11% in sales with new residential construction and commercial channels continuing to out pace the residential replacement business.  During the latter part of the quarter, we saw carpet purchases and shipments increase ahead of our price increase.  Price increases continue to lag the rapidly rising costs for energy and raw materials.  Lower consumer confidence and the impact of the storms on gas and energy costs could influence spending in the future.  The Dal-Tile segment continues to perform well with sales growing at 12% from the previous year.  The segment was impacted by higher energy, transportation and product introductions in the third quarter.  The expansion of our ceramic manufacturing operations in Mexico and Oklahoma is on track for completion.

"The acquisition of Unilin is scheduled to close in the fourth quarter of this year.  As previously reported, we have determined to permanently finance the transaction with debt.  We are currently evaluating the appropriate combination of prepayable and term debt.  The acquisition is not expected to have a significant impact on the fourth quarter before any one-time non-cash purchase accounting charges.  Our outside advisors are reviewing these charges and the intangible asset amortization amounts as required under the purchase accounting rules.   The Unilin acquisition will be another transformational event for our company making Mohawk a leader in the fast growing U.S. laminate market.

"Our economy continues to show strength but the short term impact of the Gulf Coast storms on energy and the petrochemical industry has created uncertainty and higher costs.  Additionally, consumer confidence and interest rates could impact the economy.  Unforeseen changes in our supply chain may affect our results.   Based on these factors, our fourth quarter earnings forecast is from $1.49 to $1.58."

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecast," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of broadloom carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Thursday October 20, 2005 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/local and 706-634-2294 for international calls.  A conference call replay will also be available until Thursday, October 27, 2005 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering Conference ID # 1485856.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Net sales	$ 1,697,634	1,529,651	4,815,548	4,405,273
Cost of sales	1,245,766	1,093,598	3,547,469	3,200,355
Gross profit	451,868	436,053	1,268,079	1,204,918
Selling, general and administrative expenses	274,052	242,995	806,144	742,148
Operating income	177,816	193,058	461,935	462,770
Interest expense	10,775	13,918	35,166	41,084
Other (income) expense, net	(400)	2,467	2,526	4,880
Earnings before income taxes	167,441	176,673	424,243	416,806
Income taxes	58,789	63,986	151,760	150,654
Net earnings	$ 108,652	112,687	272,483	266,152
Basic earnings per share	$ 1.62	1.69	4.08	3.99
Weighted-average shares outstanding	66,865	66,669	66,827	66,680
Diluted earnings per share	$ 1.61	1.67	4.03	3.94
Weighted-average common and dilutive
potential common shares outstanding	67,519	67,468	67,572	67,544

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$ 173,253	138,356	328,033	196,038
Depreciation & amortization	$ 31,138	31,964	94,900	93,074
Capital expenditures	$ 51,448	31,708	150,801	70,382

Consolidated Balance Sheet Data
(Amounts in thousands)
			October 1, 2005	October 2, 2004
ASSETS
Current assets:
Receivables			$ 811,628	718,006
Inventories			1,089,970	1,000,802
Prepaid expenses			44,160	40,993
Deferred income taxes			55,311	84,260
Total current assets			2,001,069	1,844,061
Property, plant and equipment, net			995,204	898,824
Goodwill			1,378,849	1,377,881
Other assets			332,652	338,404
			$ 4,707,774	4,459,170
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$ 68,679	207,315
Accounts payable and accrued expenses			776,199	779,080
Total current liabilities			844,878	986,395
Long-term debt, less current portion			700,000	700,009
Deferred income taxes and other long-term liabilities			221,134	213,668
Total liabilities			1,766,012	1,900,072
Total stockholders' equity			2,941,762	2,559,098
			$ 4,707,774	4,459,170

Segment Information	As of or for the Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Net sales:
Mohawk	$ 1,248,216	1,129,422	3,524,477	3,265,357
Dal-Tile	449,418	400,229	1,291,071	1,139,916
Consolidated net sales	$ 1,697,634	1,529,651	4,815,548	4,405,273

Operating income:
Mohawk	$ 110,854	131,361	272,222	300,183
Dal-Tile	69,137	62,750	196,898	168,047
Corporate and eliminations	(2,175)	(1,053)	(7,185)	(5,460)
Consolidated operating income	$ 177,816	193,058	461,935	462,770

Assets:
Mohawk			$ 2,482,741	2,304,347
Dal-Tile			2,174,055	2,072,761
Corporate and eliminations			50,978	82,062
Consolidated assets			$ 4,707,774	4,459,170